Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2017 RESULTS

Miami Lakes, Fla. — October 31, 2017 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2017.

For the quarter ended September 30, 2017, the Company reported net income of $67.8 million, or $0.62 per diluted share, compared to $50.8 million, or $0.47 per diluted share, for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the Company reported net income of $196.5 million, or $1.79 per diluted share, compared to $162.4 million, or $1.50 per diluted share, for the nine months ended September 30, 2016. The annualized return on average stockholders’ equity for the nine months ended September 30, 2017 improved to 10.21% from 9.36% from the comparable period in 2016 while the annualized return on average assets improved to 0.92% from 0.85% for the same periods.

Rajinder Singh, President and Chief Executive Officer, said, "BankUnited posted another quarter of growth in net interest income and earnings; EPS grew 19% for the nine months ended September 30, 2017 over the comparable period in 2016."

Quarterly Highlights

•
Net interest income increased by $19.5 million to $241.3 million for the quarter ended September 30, 2017 from $221.7 million for the quarter ended September 30, 2016. Interest income increased by $39.5 million, driven by increases in the average balances of loans and investment securities outstanding and an increase in the yield on interest earning assets. Interest expense increased by $19.9 million, driven by increases in average interest bearing liabilities and the cost of those liabilities. For the nine months ended September 30, 2017, net interest income increased by $68.6 million to $711.4 million from $642.9 million for the nine months ended September 30, 2016.

•
The net interest margin, calculated on a tax-equivalent basis, decreased to 3.62% for the quarter ended September 30, 2017 from 3.69% for the quarter ended September 30, 2016 and 3.76% for the immediately preceding quarter ended June 30, 2017. Significant factors contributing to the decline in the net interest margin included the continued run-off of high-yielding covered loans and an increase in the cost of interest bearing liabilities. The net interest margin, calculated on a tax-equivalent basis, was 3.69% for the nine months ended September 30, 2017 compared to 3.75% for the nine months ended September 30, 2016.

•
The provision for loan losses for the quarter ended September 30, 2017 totaled $37.9 million and included a provision of $32.7 million related to the taxi medallion portfolio. Increases in the provision for loan losses for the quarter and nine months ended September 30, 2017 over the corresponding periods in the prior year were driven primarily by provisions related to the taxi medallion portfolio.

•
Gain on sale of investment securities available for sale, net totaled $26.9 million for the quarter ended September 30, 2017. Substantially all of these gains resulted from the sale of securities formerly covered under the Commercial Shared-Loss Agreement and originally acquired at significant discounts in the FSB Acquisition.

•
Total interest earning assets increased by $613 million during the third quarter of 2017. Non-covered loans and leases, including equipment under operating lease, grew by $384 million during the quarter. Our loan production activities for the quarter ended September 30, 2017 were impacted by Hurricane Irma. For the nine months ended September 30, 2017, total interest earning assets increased by $1.9 billion and non-covered loans and leases grew by $1.3 billion.

•	Total deposits increased by $445 million for the quarter ended September 30, 2017 to $21.2 billion. For the nine months ended September 30, 2017, total deposits increased by $1.7 billion.

•
Book value per common share grew to $24.56 at September 30, 2017, a 7.8% increase from September 30, 2016. Tangible book value per common share increased by 8.1% over the same period, to $23.83 at September 30, 2017.

•
The Company, its Florida market and many of its customers were impacted by Hurricane Irma and, to a lesser extent Hurricane Harvey, during the quarter ended September 30, 2017. Our analysis of the ultimate impact of the hurricanes on the level of loans losses is ongoing, but we do not expect the ultimate impact of these storms on our operations or financial condition to be material.

Impact of Hurricanes Irma and Harvey

On September 10, 2017, Hurricane Irma made landfall in Florida as a category 4 hurricane affecting some areas of the state with significant flooding, wind damage and power outages. In addition, the Bank has a limited number of customers and collateral properties located in areas of Texas that were impacted by Hurricane Harvey during August, 2017. The Company is in the process of assessing the potential impact of the hurricanes on the value of collateral underlying our loans and the ability of borrowers to repay their obligations to the Bank. We believe the storms did not materially impact the ability of the substantial majority of our borrowers to repay their loans; however, uncertainty remains as to the ultimate impact of these events on the level of our loan losses, our results of operations and our Florida market.

The allowance for loan and lease losses as of September 30, 2017, included $5.4 million related to the impact of the hurricanes. Hurricane Irma did not materially impact the Company’s operational capabilities or facilities and we do not expect expenses related directly to the hurricanes to be material to the Company.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at September 30, 2017 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.6%	9.3%

Common Equity Tier 1 ("CET1") risk-based capital	11.9%	13.0%

Tier 1 risk-based capital	11.9%	13.0%

Total risk-based capital	12.7%	13.8%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $20.6 billion at September 30, 2017 from $19.4 billion at December 31, 2016. Non-covered loans grew to $20.1 billion while covered loans declined to $538 million at September 30, 2017.

For the quarter ended September 30, 2017, non-covered commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew by $215 million to $16.0 billion. Equipment under operating lease, net, grew by $15 million during the third quarter of 2017. Non-covered residential and other consumer loans grew by $153 million to $4.0 billion during the third quarter of 2017.

The Company's national platforms and the Florida franchise contributed net non-covered loan growth of $248 million and $223 million, respectively, for the quarter ended September 30, 2017, while balances for the New York franchise declined by $103 million. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit ("SBF") and our residential loan purchase program as national platforms. The most significant contributors to growth across the national platforms were residential at $170 million and mortgage warehouse lending at $126 million, partially offset by a decline for the commercial lending subsidiaries of $57 million. In Florida, non-covered C&I and owner-occupied real estate loans grew by $171 million, while other portfolio segments grew by $53 million. The decline in New York was primarily driven by runoff in multi-family loans of $394 million, partially offset by net growth of $291 million across other portfolio segments. At September 30, 2017, the non-covered loan portfolio included $7.1 billion, $6.3 billion and $6.7 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	Non-Covered Loans		Total Loans
	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Residential and other consumer loans	19.9%	18.4%	22.0%	21.0%
Multi-family	16.8%	20.4%	16.3%	19.8%
Non-owner occupied commercial real estate	20.9%	19.9%	20.4%	19.3%
Construction and land	1.3%	1.7%	1.3%	1.6%
Owner occupied commercial real estate	9.8%	9.3%	9.5%	9.0%
Commercial and industrial	19.5%	18.1%	19.0%	17.5%
Commercial lending subsidiaries	11.8%	12.2%	11.5%	11.8%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended September 30, 2017 and 2016, the Company recorded provisions for loan losses of $37.9 million and $24.4 million, respectively, including provisions related to non-covered loans of $37.6 million and $24.9 million. For the nine months ended September 30, 2017 and 2016, the Company recorded provisions for loan losses of $63.6 million and $42.4 million, respectively, including provisions related to non-covered loans of $60.9 million and $43.6 million. The provision related to taxi medallion loans totaled $32.7 million and $3.9 million for the quarters ended September 30, 2017 and 2016, respectively, and $49.6 million and $9.7 million for the nine months ended September 30, 2017 and 2016, respectively.

The most significant factor contributing to the increase in the provision for loan losses related to non-covered loans for the quarter and nine months ended September 30, 2017 as compared to the quarter and nine months ended September 30, 2016 was the increase in the provision related to taxi medallion loans. Additional offsetting factors impacting the trend in the provision for loan losses included (i) a $5.4 million provision recognized in the three months ended September 30, 2017 related to the impact of the hurricanes, (ii) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors, (iii) a decrease in provisions for classified and specifically reserved loans and (iv) lower loan growth.

Non-covered, non-performing loans totaled $200.5 million or 1.00% of total non-covered loans at September 30, 2017 compared to $132.7 million or 0.71% of total non-covered loans at December 31, 2016. Non-performing taxi medallion loans comprised $120.6 million or 0.60% of total non-covered loans at September 30, 2017 and $60.7 million or 0.32% of total non-covered loans at December 31, 2016. As of September 30, 2017, the entire taxi medallion portfolio was placed on non-accrual status.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.77% and 76.69%, respectively, at September 30, 2017, compared to 0.80% and 113.68% at December 31, 2016. The decrease in the ratio of the allowance for non-covered loan and lease losses to non-performing non-covered loans was primarily a result of charge-offs related to taxi medallion loans in 2017. The annualized ratio of net charge-offs to average non-covered loans was 0.40% for the nine months ended September 30, 2017, compared to 0.10% for the nine months ended September 30, 2016. The annualized ratio of charge-offs of taxi medallion loans to average non-covered loans was 0.33% for the nine months ended September 30, 2017.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$1,812	$2,737	$151,099	$155,648	$—	$3,453	$132,265	$135,718
Provision (recovery)	—	261	37,593	37,854	—	(445)	24,853	24,408
Charge-offs	—	—	(36,028)	(36,028)	—	(247)	(6,615)	(6,862)
Recoveries	—	38	1,061	1,099	—	24	1,188	1,212
Balance at end of period	$1,812	$3,036	$153,725	$158,573	$—	$2,785	$151,691	$154,476

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828
Provision (recovery)	1,812	881	60,880	63,573	—	(1,119)	43,568	42,449
Charge-offs	—	(55)	(61,034)	(61,089)	—	(1,086)	(15,748)	(16,834)
Recoveries	—	110	3,026	3,136	—	122	2,911	3,033
Balance at end of period	$1,812	$3,036	$153,725	$158,573	$—	$2,785	$151,691	$154,476

Charge-offs related to taxi medallion loans totaled $35.3 million and $2.6 million for the quarters ended September 30, 2017 and 2016, respectively, and $47.1 million and $4.2 million for the nine months ended September 30, 2017 and 2016, respectively.

Deposits

At September 30, 2017, deposits totaled $21.2 billion compared to $19.5 billion at December 31, 2016. The average cost of total deposits was 0.87% for the quarter ended September 30, 2017, compared to 0.79% for the immediately preceding quarter ended June 30, 2017 and 0.67 % for the quarter ended September 30, 2016. The average cost of total deposits was 0.80% for the nine months ended September 30, 2017, compared to 0.65% for the nine months ended September 30, 2016.

Net interest income

Net interest income for the quarter ended September 30, 2017 increased to $241.3 million from $221.7 million for the quarter ended September 30, 2016. Net interest income was $711.4 million for the nine months ended September 30, 2017, compared to $642.9 million for the nine months ended September 30, 2016. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to increases in the average balances of loans and investment securities and related average yields. Interest expense increased due to an increase in average interest bearing liabilities and an increase in the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.62% for the quarter ended September 30, 2017 compared to 3.76% for the immediately preceding quarter ended June 30, 2017 and 3.69% for the quarter ended September 30, 2016. Net interest margin, calculated on a tax-equivalent basis, was 3.69% for the nine months ended September 30, 2017 compared to 3.75% for the nine months ended September 30, 2016.

Significant offsetting factors impacting the declines in net interest margin for the quarter and nine months ended September 30, 2017 compared to the quarter and nine months ended September 30, 2016 included:

•	Non-covered loans, originated at yields lower than those on covered loans, continued to increase as a percentage of total loans.

•
The tax-equivalent yield on loans increased to 5.15% for both the quarter and nine months ended September 30, 2017 from 5.03% and 5.14% for the quarter and nine months ended September 30, 2016, reflecting increased yields on both non-covered and covered loans.

•
The tax-equivalent yield on non-covered loans was 3.79% and 3.73%, respectively, for the quarter and nine months ended September 30, 2017, compared to 3.56% and 3.58% for the quarter and nine months ended September 30, 2016. The most significant factor contributing to increased yields on non-covered loans was the impact of increases in market interest rates.

•
The tax-equivalent yield on covered loans increased to 56.70% and 53.54%, respectively, for the quarter and nine months ended September 30, 2017 from 42.50% and 40.48% for the quarter and nine months ended September 30, 2016.

•
The tax-equivalent yield on investment securities increased to 3.14% and 3.07%, respectively, for the quarter and nine months ended September 30, 2017 from 2.87% and 2.82% for the quarter and nine months ended September 30, 2016.

•
The average rate on interest bearing liabilities increased to 1.17% and 1.08%, respectively, for the quarter and nine months ended September 30, 2017 from 0.92% and 0.93% for the quarter and nine months ended September 30, 2016, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market rates.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the nine months ended September 30, 2017 and the year ended December 31, 2016 were as follows (in thousands):

Balance at December 31, 2015	$902,565
Reclassifications from non-accretable difference	76,751
Accretion	(303,931)
Balance at December 31, 2016	675,385
Reclassifications from non-accretable difference	72,827
Accretion	(226,251)
Balance at September 30, 2017	$521,961

Non-interest income

Non-interest income totaled $53.3 million and $111.4 million, respectively, for the quarter and nine months ended September 30, 2017 compared to $25.1 million and $77.1 million, respectively, for the quarter and nine months ended September 30, 2016. The most significant factors contributing to these increases included (i) increases of $23.9 million and $19.1 million, respectively, in gain on sale of investment securities available for sale and (ii) increases of $2.1 million and $7.3 million, respectively, in lease financing income for the quarter and nine months ended September 30, 2017, as compared to the corresponding periods in the prior year.

Increases in gain on sale of investment securities primarily reflected gains recognized in the quarter ended September 30, 2017 from the sale of certain securities formerly covered under the Commercial Shared-Loss Agreement and originally acquired at significant discounts in the FSB Acquisition. Increases in lease financing income generally corresponded to growth in the operating lease portfolio.

Due to the impact of Hurricane Irma, the Company did not execute a sale of covered loans during the quarter ended September 30, 2017.

Non-interest expense

Non-interest expense totaled $156.7 million and $473.7 million, respectively, for the quarter and nine months ended September 30, 2017 compared to $148.0 million and $434.2 million, respectively, for the quarter and nine months ended September 30, 2016. The most significant components of the increases in non-interest expense for the quarter and nine months were increases in amortization of the FDIC indemnification asset of $6.3 million and $18.6 million, respectively, and increases in employee compensation and benefits of $3.2 million and $12.0 million, respectively.

Amortization of the FDIC indemnification asset was $45.2 million and $135.4 million, respectively, for the quarter and nine months ended September 30, 2017, compared to $39.0 million and $116.7 million, respectively, for the quarter and nine months ended September 30, 2016. The amortization rate increased to 46.62% and 41.19%, respectively, for the quarter and nine months ended September 30, 2017 from 25.36% and 23.48%, respectively, for the quarter and nine months ended September 30, 2016. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate was 32.2% and 31.2%, respectively, for the quarter and nine months ended September 30, 2017, compared to 31.7% and 33.2%, respectively, for the quarter and nine months ended September 30, 2016. The effective income tax rate differed from the statutory federal income tax rate of 35% in both periods due primarily to the effect of income not subject to tax, partially offset by state income taxes. In addition, the effective income tax rate for the nine months ended September 30, 2017 reflected the impact of excess tax benefits resulting from activity related to vesting of share-based awards and exercise of stock options in the amount of $3.2 million. A change in accounting standards related to stock based compensation required the Company to recognize these excess tax benefits as a component of the provision for income taxes beginning January 1, 2017; previously these excess tax benefits were recognized in paid-in capital.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2017 (in thousands except share and per share data):

Total stockholders’ equity	$2,623,489
Less: goodwill and other intangible assets	77,857
Tangible stockholders’ equity	$2,545,632

Common shares issued and outstanding	106,821,902

Book value per common share	$24.56

Tangible book value per common share	$23.83

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Tuesday, October 31, 2017 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 96172204. A replay of the call will be available from 12:00 p.m. ET on October 31st through 11:59 p.m. ET on November 7th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 96172204. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $29.6 billion at September 30, 2017, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 90 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at September 30, 2017.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the

$4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.6 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in the Company's subsequent filings with the SEC, which are all available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016
ASSETS
Cash and due from banks:
Non-interest bearing	$34,883	$40,260
Interest bearing	3,714	35,413
Interest bearing deposits at Federal Reserve Bank	254,004	372,640
Cash and cash equivalents	292,601	448,313
Investment securities available for sale, at fair value	6,893,472	6,073,584
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	270,239	284,272
Loans held for sale	31,507	41,198
Loans (including covered loans of $537,976 and $614,042)	20,610,430	19,395,394
Allowance for loan and lease losses	(158,573)	(152,953)
Loans, net	20,451,857	19,242,441
FDIC indemnification asset	349,617	515,933
Bank owned life insurance	248,876	239,736
Equipment under operating lease, net	588,207	539,914
Deferred tax asset, net	23,910	62,940
Goodwill and other intangible assets	77,857	78,047
Other assets	316,688	343,773
Total assets	$29,554,831	$27,880,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,096,492	$2,960,591
Interest bearing	1,828,809	1,523,064
Savings and money market	9,964,242	9,251,593
Time	6,333,701	5,755,642
Total deposits	21,223,244	19,490,890
Federal Home Loan Bank advances	4,871,000	5,239,348
Notes and other borrowings	402,828	402,809
Other liabilities	434,270	328,675
Total liabilities	26,931,342	25,461,722

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,821,902 and 104,166,945 shares issued and outstanding	1,068	1,042
Paid-in capital	1,492,790	1,426,459
Retained earnings	1,077,042	949,681
Accumulated other comprehensive income	52,589	41,247
Total stockholders' equity	2,623,489	2,418,429
Total liabilities and stockholders' equity	$29,554,831	$27,880,151

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income:
Loans	$253,815	$227,233	$739,586	$662,439
Investment securities	51,851	39,712	141,624	109,963
Other	3,777	3,036	10,606	8,850
Total interest income	309,443	269,981	891,816	781,252
Interest expense:
Deposits	45,919	30,968	120,161	86,427
Borrowings	22,260	17,278	60,209	51,939
Total interest expense	68,179	48,246	180,370	138,366
Net interest income before provision for loan losses	241,264	221,735	711,446	642,886
Provision for (recovery of) loan losses (including $261, $(445), $2,693 and $(1,119) for covered loans)	37,854	24,408	63,573	42,449
Net interest income after provision for loan losses	203,410	197,327	647,873	600,437
Non-interest income:
Income from resolution of covered assets, net	6,400	8,883	22,066	26,426
Net gain (loss) on FDIC indemnification	(4,838)	993	(14,174)	(9,410)
Service charges and fees	4,938	5,171	15,554	14,529
Gain (loss) on sale of loans, net (including $0, $(10,033), $(1,582) and $(14,895) related to covered loans)	2,447	(7,947)	6,601	(7,360)
Gain on investment securities available for sale, net	26,931	3,008	29,194	10,065
Lease financing	13,287	11,188	40,067	32,762
Other non-interest income	4,161	3,779	12,055	10,118
Total non-interest income	53,326	25,075	111,363	77,130
Non-interest expense:
Employee compensation and benefits	58,327	55,162	178,386	166,374
Occupancy and equipment	18,829	18,867	56,689	57,199
Amortization of FDIC indemnification asset	45,225	38,957	135,351	116,711
Deposit insurance expense	5,764	4,943	16,827	12,866
Professional fees	2,748	3,884	12,573	10,119
Telecommunications and data processing	3,452	3,746	10,481	10,800
Depreciation of equipment under operating lease	8,905	6,855	25,655	20,004
Other non-interest expense	13,455	15,590	37,735	40,151
Total non-interest expense	156,705	148,004	473,697	434,224
Income before income taxes	100,031	74,398	285,539	243,343
Provision for income taxes	32,252	23,550	89,060	80,896
Net income	$67,779	$50,848	$196,479	$162,447
Earnings per common share, basic	$0.62	$0.47	$1.79	$1.52
Earnings per common share, diluted	$0.62	$0.47	$1.79	$1.50
Cash dividends declared per common share	$0.21	$0.21	$0.63	$0.63

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$19,710,115	$187,928	3.79%	$17,813,925	$158,963	3.56%
Covered loans	518,026	73,452	56.70%	700,884	74,487	42.50%
Total loans	20,228,141	261,380	5.15%	18,514,809	233,450	5.03%
Investment securities (3)	7,002,615	55,046	3.14%	5,898,382	42,262	2.87%
Other interest earning assets	545,224	3,777	2.75%	557,490	3,036	2.17%
Total interest earning assets	27,775,980	320,203	4.60%	24,970,681	278,748	4.45%
Allowance for loan and lease losses	(160,231)			(139,284)
Non-interest earning assets	1,699,912			1,884,894
Total assets	$29,315,661			$26,716,291
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,590,206	3,415	0.85%	$1,437,677	2,224	0.62%
Savings and money market deposits	9,968,512	21,964	0.87%	8,349,281	12,974	0.62%
Time deposits	6,290,056	20,540	1.30%	5,567,909	15,770	1.13%
Total interest bearing deposits	17,848,774	45,919	1.02%	15,354,867	30,968	0.80%
FHLB advances	4,924,325	16,946	1.37%	5,143,003	11,956	0.92%
Notes and other borrowings	402,828	5,314	5.28%	403,590	5,322	5.27%
Total interest bearing liabilities	23,175,927	68,179	1.17%	20,901,460	48,246	0.92%
Non-interest bearing demand deposits	3,036,046			2,981,017
Other non-interest bearing liabilities	468,735			460,514
Total liabilities	26,680,708			24,342,991
Stockholders' equity	2,634,953			2,373,300
Total liabilities and stockholders' equity	$29,315,661			$26,716,291
Net interest income		$252,024			$230,502
Interest rate spread			3.43%			3.53%
Net interest margin			3.62%			3.69%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$19,169,479	$535,926	3.73%	$16,876,786	$452,525	3.58%
Covered loans	560,934	225,194	53.54%	746,709	226,659	40.48%
Total loans	19,730,413	761,120	5.15%	17,623,495	679,184	5.14%
Investment securities (3)	6,569,553	151,337	3.07%	5,551,249	117,478	2.82%
Other interest earning assets	557,623	10,606	2.54%	531,245	8,850	2.22%
Total interest earning assets	26,857,589	923,063	4.59%	23,705,989	805,512	4.53%
Allowance for loan and lease losses	(157,015)			(133,280)
Non-interest earning assets	1,754,499			1,946,846
Total assets	$28,455,073			$25,519,555
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,564,229	8,913	0.76%	$1,341,218	6,140	0.61%
Savings and money market deposits	9,557,907	55,741	0.78%	8,203,676	37,285	0.61%
Time deposits	5,988,433	55,507	1.24%	5,177,191	43,002	1.11%
Total interest bearing deposits	17,110,569	120,161	0.94%	14,722,085	86,427	0.78%
FHLB advances	4,889,578	44,262	1.21%	4,698,492	35,972	1.02%
Notes and other borrowings	402,821	15,947	5.28%	403,213	15,967	5.28%
Total interest bearing liabilities	22,402,968	180,370	1.08%	19,823,790	138,366	0.93%
Non-interest bearing demand deposits	3,034,682			2,944,861
Other non-interest bearing liabilities	443,430			431,921
Total liabilities	25,881,080			23,200,572
Stockholders' equity	2,573,993			2,318,983
Total liabilities and stockholders' equity	$28,455,073			$25,519,555
Net interest income		$742,693			$667,146
Interest rate spread			3.51%			3.60%
Net interest margin			3.69%			3.75%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2017	2016	2017	2016
Basic earnings per common share:
Numerator:
Net income	$67,779	$50,848	$196,479	$162,447
Distributed and undistributed earnings allocated to participating securities	(2,525)	(2,031)	(7,331)	(6,522)
Income allocated to common stockholders for basic earnings per common share	$65,254	$48,817	$189,148	$155,925
Denominator:
Weighted average common shares outstanding	106,809,381	104,153,018	106,488,396	104,077,932
Less average unvested stock awards	(1,101,485)	(1,150,268)	(1,102,381)	(1,165,509)
Weighted average shares for basic earnings per common share	105,707,896	103,002,750	105,386,015	102,912,423
Basic earnings per common share	$0.62	$0.47	$1.79	$1.52
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$65,254	$48,817	$189,148	$155,925
Adjustment for earnings reallocated from participating securities	6	(81)	21	(264)
Income used in calculating diluted earnings per common share	$65,260	$48,736	$189,169	$155,661
Denominator:
Weighted average shares for basic earnings per common share	105,707,896	103,002,750	105,386,015	102,912,423
Dilutive effect of stock options and executive share-based awards	365,286	558,304	479,459	699,977
Weighted average shares for diluted earnings per common share	106,073,182	103,561,054	105,865,474	103,612,400
Diluted earnings per common share	$0.62	$0.47	$1.79	$1.50

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Financial ratios (5)
Return on average assets	0.92%	0.76%	0.92%	0.85%
Return on average stockholders’ equity	10.21%	8.52%	10.21%	9.36%
Net interest margin (4)	3.62%	3.69%	3.69%	3.75%

	September 30, 2017		December 31, 2016
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	1.00%	0.99%	0.71%	0.70%
Non-performing assets to total assets (2)	0.69%	0.72%	0.51%	0.53%
Allowance for loan and lease losses to total loans (3)	0.77%	0.77%	0.80%	0.79%
Allowance for loan and lease losses to non-performing loans (1)	76.69%	77.82%	113.68%	112.55%
Net charge-offs to average loans (5)	0.40%	0.39%	0.13%	0.13%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three and nine-month periods.